                                                                     Exhibit 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              NORTEK HOLDINGS, INC.


It is hereby certified that:


         1. The present name of the corporation (hereinafter called the "corporation") is Nortek Holdings, Inc., which is the name under which the corporation was originally incorporated; and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is June 19, 2002.

         2. The certificate of incorporation of the corporation is hereby amended by striking out Articles One through Eleven thereof and by substituting in lieu thereof new Articles First through Fourteenth which are set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

         3. The provisions of the certificate of incorporation of the corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Amended and Restated Certificate of Incorporation of Nortek Holdings, Inc. without any further amendments other than the amendment herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

         4. The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

         5. The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of this amended and restated certificate of incorporation, read as follows:

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       of
                              NORTEK HOLDINGS, INC.

         FIRST. The name of this corporation is NORTEK HOLDINGS, INC. (hereinafter the "Corporation").

         SECOND. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The name and mailing address of the incorporator is:
Christopher J. Garofalo, c/o Ropes & Gray, One International Place, Boston, MA 02110.

         FIFTH. (A) The total amount of authorized capital stock of the Corporation shall be Fifty-Two Million (52,000,000) Shares, to consist of the following:

                  (a) Common Stock in the total amount of Forty Million ($40,000,000) Dollars, to be divided into Forty Million (40,000,000) shares of the par value of One ($1.00) Dollar each.

                  (b) Special Common Stock in the total amount of Five Million ($5,000,000) Dollars, to be divided into Five Million (5,000,000) shares of the par value of One ($1.00) Dollar each.

                  (c) Preference Stock in the total amount of Seven Million ($7,000,000) Dollars, to be divided into Seven Million (7,000,000) shares of the par value of One ($1.00) Dollar each, of which Two Hundred Thousand (200,000) shares have been designated as Series A Participating Preference Stock.

         A description of the terms, conditions, rights, privileges, and other provisions regarding each class of stock is as follows:

         (B)      Common Stock and Special Common Stock.

         Except as otherwise provided in this Article FIFTH, the Common Stock and the Special Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

         (1)      Dividends. Combination, and Subdivisions.

         Subject to the limitations prescribed herein and any further limitations in accordance herewith, holders of shares of Common Stock and holders of shares of Special Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets or funds of the Corporation which are by law available therefor, dividends payable in cash, or in property. or in shares of Common Stock, or in shares of Special Common Stock, or in shares of any series of Preference Stock, including the Series A Participating Preference Stock (for purposes of this Certificate of Incorporation. the term "Preference Stock" shall include the Series A Participating Preference Stock and any other series of Preference Stock created pursuant to the terms hereof), or in any combination thereof. No dividends, however, other than dividends payable in shares of Common Stock or in shares of Special Common Stock, shall be paid on the Common Stock or Special Common stock if dividends in full on all outstanding shares of Preference Stock to which the holders thereof are entitled shall not have been paid or declared and set apart for payment. Furthermore, no cash dividend shall be paid on the Special Common Stock unless at the same time the Board of Directors shall also pay on the Common Stock a per share cash dividend which is at least equal in kind or amount. Dividends on Special Common Stock shall not be payable in shares of Special Common Stock unless an equal dividend of shares of Special Common Stock is declared and paid on the Common Stock. In addition, no dividends payable in stock or property (other than cash) shall be declared or paid on either the Common Stock or the Special Common Stock unless an equal dividend of stock or property is declared and paid on the other class.

         (2)      Voting.

                  (a) Except as expressly provided herein, at every meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock outstanding in his name on the transfer books of the Corporation and every holder of Special Common Stock shall be entitled to ten votes in person or by proxy for each share of Special Common Stock outstanding in his name on the transfer books of the Corporation. At every meeting of the stockholders called for the election of directors, the holders of Common Stock, voting as a class with the Preference Stock entitled to vote, shall be entitled to elect one-quarter (1/4) of the number of directors to be elected at such meeting (excluding from such number any director to be elected by the holders of Preference Stock), and if one-quarter (1/4) of such number of directors is not a whole number, then the holders of Common Stock, voting as a class with the Preference Stock entitled to vote, shall be entitled to elect the next higher whole number of directors to be elected at such meeting, and the holders of Special Common Stock shall have no voting rights with respect to the election of such directors. The holders of Common Stock, Special Common Stock and Preference Stock entitled to vote, voting as a single class, shall be entitled to elect the remaining directors to be elected at such meeting (excluding from such number any directors to be elected by the holders of Preference Stock).

                  (b) Except as may otherwise be required by law, this Article FIFTH or otherwise by this Certificate of Incorporation, the holders of Common Stock and Special Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preference Stock.
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         (3)      Conversion.

                  (a) Each share of Special Common Stock may at any time be converted into one fully paid and nonassessable share of Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate representing such share of Special Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Special Common Stock is then duly appointed and acting (said agent being hereinafter referred to as the "Transfer Agent"), then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (as so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by such holder or his duly authorized attorney, and by transfer tax stamps or funds therefor, if required pursuant to subparagraph (e) below.

                  (b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Special Common Stock in the manner provided for in subparagraph (a) above and the payment in each of any amount required by the provisions of subparagraphs (a) and
         (e), the Corporation will deliver, or cause to be delivered at the office of the Transfer Agent, to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Special Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stuck at such time, provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or person in whose name or names the certificate or certificates representing shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

                  (c) No adjustments in respect of dividends shall be made upon the conversion of any share of Special Common Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Special Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such date.

                  (d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Special Common Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Special Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Special Common Stock, will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

                  (e) The issuance of certificates for shares of Common Stock upon conversion of shares of Special Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Special Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

                  (f) At any time while there are shares of Special Common Stock issued and outstanding, the Continuing Directors of the Corporation may, in their sole discretion, by a majority vote, convert all outstanding shares of Special Common Stock into Common Stock on a share for share basis. The term "Continuing Directors" is defined for purposes of this Article FIFTH as the members of the Board of Directors of Nortek, Inc., a Rhode Island corporation ("Nortek") and the predecessor to the Corporation, on April 22, 1987 and directors who are recommended for their initial term in office by a majority of the Continuing Directors then in office. Notice of automatic conversion of Special Common Stock specifying the date fixed for said conversion shall be mailed, postage prepaid, at least 20 days but not more than 30 days prior to said conversion date to the holders of record of the Special Common Stock at their respective addresses as the same shall appear on the books of the Corporation. Following the expiration of such notice period, each outstanding share of Special Common Stock shall be deemed to be a share of Common Stock for all purposes. If at any time the number of outstanding shares of Special Common Stock shall be less than 200,000 for not less than thirty days, the Corporation shall cause all outstanding shares of Special Common Stock to be converted into Common Stock in accordance with the provisions of this Article FIFTH.

                  (g) Shares of Special Common Stock which have been issued and converted into shares of Common Stock will have the status of authorized and unissued shares and may be reissued as shares of Special Common Stock by the Board of Directors.

         (4)      Transfer.

                  (a) No person holding shares of Special Common Stock (a "Special Holder") may transfer, and the Corporation and the Transfer Agent shall not register the transfer of, such shares of Special Common Stock, whether by sale, assignment, gift, devise, bequest, appointment or otherwise except to a "Permitted Transferee" of such Special Holder; provided, however, that a holder of Special Common Stock may sell, and the Corporation may purchase from such person, shares of Special Common Stock to be held in the treasury of the Corporation. The term "Permitted Transferee" shall have the following meaning:

                           (i) In the case of a Special Holder who is a natural
                  person holding record and beneficial ownership of the shares of Special Common Stock in question, "Permitted Transferee" means: (A) the spouse of such Special Holder; (B) a lineal descendant of such Special Holder, including adopted children of such Special Holder (said lineal descendants, together with the Special Holder and his or her spouse, are hereinafter referred to as such Special Holder's "family members"); (C) the trustee of a trust for the benefit of one or more of such Special Holder's family members; (D) a corporation, the outstanding capital stock of which is owned by, or a partnership, all of the partners of which are, one or more of such Special Holder's family members, provided that if any share of capital stock of such corporation (or any survivor of a merger or a consolidation of such a corporation), or any partnership interest in such a partnership, is acquired by any person who is not such Special Holder's family member, all shares of Special Common Stock then held by such corporation or partnership, as the case may be, shall be deemed without further act on anyone's part to be converted into shares of Common Stock and shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock.

                           (ii) In the case of a Special Holder holding the
                  shares of Special Common Stock in question as trustee pursuant to a trust other than a trust described in paragraph 4(a)(iii) below, "Permitted Transferee" means (A) the person who established such trust; and (B) a Permitted Transferee of such trust determined pursuant to paragraph 4(a)(i) above.

                           (iii) In the case of a Special Holder holding shares
                  of Special Common Stock in question as trustee pursuant to a trust which was irrevocable on the record date for determining the persons to whom Special Common Stock is first distributed by the Corporation, "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise.

                           (iv ) In the case of a Special Holder which is a
                  partnership holding record and beneficial ownership of shares of Special Common Stock in question, "Permitted Transferee" means any partner of such partnership.

                           (v) In the case of a Special Holder which is a
                  corporation holding record and beneficial ownership of the shares of Special Common Stock in question, "Permitted Transferee" means any stockholder of such corporation receiving shares of Special Common Stock through a dividend or through a distribution made upon liquidation of such corporation and a survivor of a merger or consolidation of such corporation.

                           (vi) In the case of a Special Holder which is the
                  estate (or representative thereof) of a deceased Special Holder or which is the estate of a bankrupt or insolvent Special Holder and provided such deceased, bankrupt or insolvent Special Holder, as the case may be, held record or beneficial ownership of the shares of Special Common Stock in question. "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Special Holder as determined pursuant to paragraphs 4(i), 4(ii), and 4(iii) above, as the case may be.

                  Any purported transfer of shares of Special Common Stock, other than to a Permitted Transferee shall be null and void and of no effect and the purported transfer by a holder of Special Common Stock, other than to a Permitted Transferee, will result in the immediate and automatic conversion of the shares of Special Common Stock of such holder into shares of Common Stock. The purported transferee shall have no rights as a stockholder of the Corporation and no other rights against, or with respect to, the Corporation except the right to receive shares of Common Stock upon the immediate and automatic conversion of his shares of Special Common Stock into shares of Common Stock. Upon the liquidation, dissolution or winding up of the business or affairs of any corporation, partnership or trust, the shares of Special Common Stock held by such person shall immediately and automatically convert into an equal number of shares of Common Stock.

                  (b) Shares of Special Common Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in "street" or "nominee" names; provided, however, that certificates representing shares of Special Common Stock issued as a stock dividend on the Corporation's then outstanding Common Stock may be registered in the same name and manner as the certificates representing the shares of Common Stork with respect to which the shares of Special Common Stock are issued. For the purposes of this paragraph 4, the term "beneficial owner(s)" of any shares of Special Common Stock shall mean the person or persons who possess the power to dispose of, or to direct the disposition of, such shares. Any shares of Special Common Stock registered in "street" or "nominee" name may be transferred to the beneficial owner of such shares on the record date for such stock dividend, upon proof satisfactory to the Corporation and the Transfer Agent that such person was in fact the beneficial owner of such shares on the record date for such stock dividend.

                  (c) Notwithstanding anything to the contrary set forth herein, any holder of Special Common Stock may pledge such holder's shares of Special Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to, or registered in the name of, the pledgee and shall remain subject to the provisions of this paragraph 4. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Special Common Stock may not be transferred to the pledgee and may only be converted into shares of Common Stock.

                  (d) The Corporation shall note on the certificates representing the shares of Special Common Stock the restrictions on transfer and registration of transfer imposed by this paragraph 4.

                  (e) For purposes of this paragraph 4:

                           (i) Each joint owner of shares of Special Common
                  Stock shall be considered a Special Holder of such shares.

                           (ii) A minor for whom shares of Special Common Stock
                  are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Special Holder of such shares.

                           (iii) The relationship of any person that is derived
                  by or through legal adoption shall be considered a natural one.

                           (iv) Unless otherwise specified, the term "person"
                  includes natural person, corporation, partnership, unincorporated association, firm, joint venture, trust or other entity.

                           (v) Persons participating in the Stock Savings Plan
                  or Employee Stock Ownership Plan of the Corporation (or any similar or successor plan) shall be deemed to be the Special Holder of the shares of Special Common Stock allocated to their accounts pursuant to such plan.

         (5)      Distribution of Assets.

         In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid to or set aside for the holders of the Preference Stock of all series then outstanding the full preferential amounts to which they are respectively entitled under this paragraph 5, the holders of the Special Common Stock shall be entitled to share ratably with the holders of the Common Stock of the Corporation as a single class in the remaining net assets of the Corporation, that is, an equal amount of net assets for each share of Common Stock and Special Common Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this paragraph 5.

         (6)      Authorized Shares; Fractional Shares.

                  (a) The number of authorized shares of Special Common Stock may not be increased unless approved by the holders of a majority of the then outstanding shares of Common Stock and Preference Stock entitled to vote, voting together as a single class.

                  (b) No fractional shares of Common Stock shall be issued upon conversion of shares of Special Common Stock. In lieu of fractional shares, the Transfer Agent shall pay an amount in cash equal to the fair market value of the shares of Common Stock on the conversion date multiplied by the fraction of shares of Common Stock that would otherwise be issuable. Fair Market Value shall be determined in accordance with procedures approved by the Board of Directors from time to time.

         (C) Preference Stock. The Board of Directors is authorized to issue the Preference Stock of the Corporation from time to time in one or more series, each series to have such dividend rates, convertibility features, redemption rates and prices, liquidation preferences, voting rights and other rights, limitations and qualifications as the Board of Directors may determine.

         (D) Series A Participating Preference Stock.

         1.       Dividends and Distributions.

                  (a) Subject to the prior and superior rights of the holders of any shares of any series of Preference Stock ranking prior and superior to the shares of Series A Participating Preference Stock (the "Series A Stock") with respect to dividends, the holders of shares of Series A Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the tenth day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.25 or (ii) subject to the provisions for adjustment set forth in paragraph 7 hereof, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or Special Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Stock.

                  (b) The Corporation shall declare a dividend or distribution on the Series A Stock as provided in paragraph (1)(a) above immediately after it declares a dividend or distribution on the Common Stock or Special Common Stock (other than a dividend payable in shares of or subdivision with respect to Common Stock or Special Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock or Special Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.25 per share on the Series A Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which event such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

         2. Voting Rights. The holders of shares of Series A Stock shall have the following voting rights:

                  (a) Subject to the provision for adjustment set forth in paragraph 7 hereof, each share of Series A Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation.

                  (b) Except as otherwise provided in this Certificate of Incorporation or by law, the holders of shares of Series A Stock, the holders of shares of Common Stock and the holders of shares of Special Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (c) (i) If at the time of any annual meeting of stockholders for the election of directors a default in preferred dividends (as defined in subparagraph (c)(ii) below) shall exist, the holders of shares of Preference Stock voting separately as a class without regard to series (with each share of Preference Stock being entitled to that number of votes to which it is entitled on matters submitted to stockholders generally, or, if it is not entitled to vote with respect to such matters, to one vote), shall have the right to elect two members of the Board of Directors of the Corporation. The holders of Common Stock and the holders of Special Common Stock shall not be entitled to vote in the election of the two directors so to be elected by the holders of shares of Preference Stock. Any director elected by the holders of shares of Preference Stock, voting as a class as aforesaid, shall continue to serve as such director for the full term for which he shall have been elected notwithstanding that prior to the end of such term a default in preferred dividends shall cease to exist. If, prior to the end of the term of any director elected by the holders of the Preference Stock, voting as a class as aforesaid, a vacancy in the office of such director shall occur by reason of death, resignation. removal or disability, or for any other cause, such vacancy shall be filled for the unexpired term in the manner provided in the By-laws of the Corporation, provided that, if such vacancy shall be filled by election by the stockholders at a meeting thereof, the right to fill such vacancy shall be vested in the holders of Preference Stock, voting as a class as aforesaid, unless, in any such case, no default in preferred dividends shall exist at the time of such election.

                      (ii) For the purposes of subparagraph (c)(i), a default in preferred dividends shall be deemed to have occurred whenever the amount of dividends in arrears upon any series of Preference Stock shall be equivalent to six full quarterly dividends or more and, having so occurred, such default in preferred dividends shall be deemed to exist thereafter until all accrued dividends on all shares of Preference Stock then outstanding shall have been paid to the end of the last preceding quarterly dividend period. Nothing herein contained shall be deemed to prevent an amendment of the Bylaws of the Corporation, in the manner therein provided, which shall increase the number of directors so as to provide as additional places on the Board of Directors either or both the directorships to be filled by the two so to be elected by the holders of the Preference Stock or to prevent any other change in the number of directors of the Corporation.

                  (d) Except as set forth in this Article FIFTH, holders of Series A Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or the holders of Special Common Stock as set forth in this Article FIFTH) for taking any corporate action.

         3.  Certain Restrictions.

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Stock as provided in paragraph 1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Stock outstanding shall have been paid in full, the Corporation shall not

                           (i) declare or pay dividends on, make any other
                  distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                  up) to the Series A Stock;

                           (ii) declare or pay dividends on or make any other
                  distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Stock, except dividends paid ratably on the Series A Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
                  consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
                  up) with the Series A Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Stock; or

                           (iv) purchase or otherwise acquire for consideration
                  any shares of Series A Stock, or any share of stock ranking on a parity with the Series A Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a), purchase or otherwise acquire such shares at such time and in such manner.

         4. Reacquired Shares. Any shares of Series A Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition hereof. All such shares shall upon their cancellation become authorized but unissued shares of Preference Stock and may be reissued as part of a new series of Preference Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         5.       Liquidation, Dissolution or Winding Up.

                  (a) Upon any liquidation (voluntary or otherwise) dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Stock unless, prior thereto, the holders of shares of Series A Stock shall have received $15.00 per share plus an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Stock unless, prior thereto, the holders of shares of Common Stock and the holders of shares of Special Common Stock (which terms shall include, for the purposes only of this paragraph 5, any series of the Corporation's Preference Stock ranking on a parity with the Common Stock or Special Common Stock upon liquidation, dissolution or winding up) shall have received en amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph 7 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock or Special Common Stock such number in clause (ii), the "Adjustment Number"). In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock and Special Common Stock. Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Stock, Common Stock and Special Common Stock, respectively, holders of Series A Stock, holders of shares of Common Stock and holders of shares of Special Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series A Stock Common Stock and Special Common Stock, on a per share basis, respectively.

                  (b) In the event however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preference Stock, if any, which rank on a parity with the Series A Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

         6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation. Merger, combination or other transaction in which the shares of Common Stock or Special Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment set forth in paragraph 7 hereof) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock or Special Common Stock is changed or exchanged.

         7. Certain Adjustments. In the event the Corporation shall at any time declare or pay any dividend on Common Stock or Special Common Stock payable in shares of Common Stock or Special Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock or Special Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock or Special Common Stock) into a greater or lesser number of shares of Common Stock or Special Common Stock, then, in each such case, the amounts set forth in paragraphs 1(a)(ii), 2(a), 5(a)(ii) and 6 hereof with respect to the multiple of (i) cash and non-cash dividends, (ii) votes, (iii) the Series A Liquidation Preference and (iv) an aggregate amount of stock, securities, cash and/or other property referred to in paragraph 6, shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock and Special Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock and Special Common Stock that were outstanding immediately prior to such event.

         8. Ranking. The Series A Stock shall rank pari passu with (or if determined by the Board of Directors in any vote establishing any other series of Preference Stock, either senior and preferred to or junior and subordinate to as the case may be) each other series of Preference Stock of the Corporation with respect to dividends and/or preference upon liquidation, dissolution or winding up.

         9. No Redemption. The shares of Series A Stock may be purchased by the Corporation at such times and on such terms as may be agreed to between the Corporation and the selling stockholder, subject to any limitations which may be imposed by law or this Certificate of Incorporation.

         10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Stock voting together as a single class.

         11. Fractional Shares. Series A Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Stock.

         SIXTH. The election of directors need not be by ballot unless the by-laws shall so require.

         SEVENTH. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the Board of Directors.

         EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         NINTH. The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the by-laws of the Corporation.

         TENTH. Any action by the stockholders of the Corporation must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

         ELEVENTH. (A) Except as set forth in Section (D) of this Article ELEVENTH, and subject to the provisions of any series of Preference Stock that may at the time be outstanding, the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required for the approval or authorization of any Business Combination of the Corporation with any Related Person.

         (B) For purposes of this Article ELEVENTH:

         (1) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation the creation of a mortgage or any other security device, of all or any substantial part of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (iv) any sale, lease exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (v) the issuance of any securities of the Corporation to a Related Person, (vi) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person,
         (vii) any reclassification of Common Stock or Special Common Stock of the Corporation, or any recapitalization involving Common Stock or Special Common Stock of the Corporation, consummated at a time that a Related Person exists and within two years after such Related Person becomes a Related Person, and (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

         (2) The term "Related Person" shall include any individual, corporation, partnership or other person or entity (collectively, a "Person") that together with its affiliates and associates beneficially owns in the aggregate 5% or more of the outstanding shares of the capital stock of any class of the Corporation, and any affiliate or associate of any such Person; provided, however, that the term "Related Person" shall not include (i) any Person that together with its affiliates and associates beneficially owned in the aggregate 5% or more of the outstanding shares of capital stock of any class of Nortek on April 15. 1982, or (ii) any affiliate or associate of such Person.

         (3) The term "substantial part" shall mean more than 10% of the total assets of the Corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

         (4) With respect to any proposed Business Combination, the term "continuing director" shall mean (i) directors who were members of the Board of Directors of Nortek at April 15, 1982, and (ii) any other director who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the proposed Business Combination became a Related Person (or, if the transaction involves more than one Related Person, immediately prior to the time the first of such Persons to become a Related Person became a Related Person).

         (5) Any Person shall be deemed to be the beneficial owner of any shares of stock of the Corporation

                           (i) that it owns directly, whether or not of record;
                  or

                           (ii) that it has the right to acquire pursuant to any
                  agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise; or

                           (iii) that are beneficially owned, directly or
                  indirectly (including shares deemed to be owned through application of clause (ii) above), by an affiliate or associate; or

                           (iv) that are beneficially owned, directly or
                  indirectly by any other Person or (including any shares which such other Person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise) with which it or its affiliates or associates has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation.

         (6) The outstanding shares of stock of the Corporation shall include shares deemed owned through the application of clauses (5)(ii),
         (iii) and (iv) above, but shall not include any other shares that may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise.

         (7) The term "affiliate" shall mean any individual, corporation, partnership or other person or entity that directly, or indirectly through one or more Intermediaries, controls, or is controlled by or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         (8) The term "associate" shall mean (i) any corporation or organization (other than this Corporation or a majority-owned subsidiary of this Corporation) of which such Person is an officer, director, trustee, partner or employee or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;
         (ii) any trust or other estate in which such Person serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of this Corporation or of any of its subsidiaries.

         (C) The Board of Directors of the Corporation shall have the power to determine for the purposes of this Article ELEVENTH, on the basis of information known to the Board of Directors, whether (1) a Person is a Related Person, and
(2) a Person is an affiliate or associate of another. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH.

         (D) The provisions of this Article ELEVENTH shall not apply to any Business Combination with any Person if (1) the Board of Directors of the Corporation has approved a memorandum of understanding with such other Person with respect to such transaction prior to the time such Person became a Related Person; (2) such transaction is otherwise approved by the Board of Directors of the Corporation, provided that a majority of the members of the Board of Directors voting for the approval of such transaction were continuing directors; or (3) the Business Combination involves solely the Corporation and a subsidiary greater than 50% of whose stock is owned by the Corporation and none of whose stock is beneficially owned by a Related Person (other than beneficial ownership arising solely because of control of the Corporation), provided that if the Corporation is not the surviving company, each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to his stockholdings, the provisions of Articles ELEVENTH through THIRTEENTH of this Certificate of Incorporation are continued in effect or adopted by such surviving company as part of its articles of association and such articles have no provisions inconsistent with such provisions, and the provisions of the Corporation's by-laws are continued in effect or adopted by said surviving company.

         (E) This Article ELEVENTH may not be amended or rescinded except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at any regular or special meeting of the stockholders, but only if notice of the proposed alteration or amendment was contained in the notice of such meeting.

         TWELFTH. The Board of Directors of the Corporation, when evaluating any offer of another party, (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a Business Combination (as defined in Article ELEVENTH), shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to such factors as the Board of Directors determines to be relevant, including, without limitation:

                  (i) the interests of the Corporation's stockholders;

                  (ii) whether the proposed transaction might violate federal or state laws;

                  (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

                  (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

         THIRTEENTH. The Board of Directors of the Corporation is authorized from time to time to enact by resolution, without additional authorization by the stockholders of the Corporation, by-laws of the Corporation, in such form and with such additional terms as the Board of Directors may determine, with respect to the matters of corporate proceeding set forth below.

                  (a) Regulation of the procedure for submitting nominations of persons to be elected directors, including requirements that nominations of persons to be elected directors, other than nominations submitted on behalf of the incumbent Board of Directors, be (i) accompanied by a petition in support of such nominations signed by at least that number of holders of shares of capital stock of the Corporation entitled to vote in elections of directors as is specified in such by-law (but not more than one hundred such holders), holding in the aggregate not less than that percentage of the shares of capital stock of the Corporation entitled to vote in elections of directors outstanding as of the date such petition is submitted as is specified in such by-law (but not more than 1%); and (ii) submitted to the corporate secretary or other designated officer or agent of the Corporation that number of days before the meeting of the stockholders at which such election is to be held as is specified in such by-law (but not more than thirty days before such meeting).

                  (b) Regulation of the attendance at annual or special meetings of the stockholders of the Corporation, including the limitation of attendance through a ticket procedure pursuant to which persons who wish to attend such meetings would be required to provide written notice to the corporate secretary or other designated officer or agent of the Corporation that number of days prior to the date of such meeting specified in such by-law (but not more than thirty days before such meeting) of their intent to attend in person, and the corporate secretary or other designated officer or agent of the Corporation would issue a single admission ticket to each holder of shares of the stock of the Corporation entitled to vote at such meeting and to such other persons as the Board of Directors may direct, and admission to such meeting would be limited to holders of such tickets and officers and directors of, counsel to, and the auditors of. the Corporation and, to the extent authorized by the Board of Directors, the presiding officer at such meeting or such by-law, employees or other agents of the Corporation. Application of any such by-law, if adopted, in any particular case would be permitted to be waived by the presiding officer at such meeting.

         In the event that any such by-law is adopted, such by-law may not be amended or rescinded except by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at any regular or special meeting of the stockholders, but only if notice of the proposed alteration or amendment was contained in the notice of such meeting.

         FOURTEENTH. (A) Except as otherwise provided in this Certificate of Incorporation or the By-laws of the Corporation relating to the rights of the holders of any class or series of Preference Stock, voting separately by class or series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-laws of the Corporation. The directors, other than those who may be elected by the holders of any class or series of Preference Stock voting separately by class or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws of the Corporation. Each initial director in Class I shall hold office for a term expiring at the 1990 annual meeting of stockholders; each initial director of Class II shall hold office initially for a term expiring at the 1991 annual meeting of stockholders; and each initial director of Class III shall hold office for a term expiring at the 1992 annual meeting of stockholders. Notwithstanding the foregoing provision of this Article, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. At each annual meeting of stockholders following the 1989 annual meeting, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

         (B) Except as otherwise provided pursuant to the provisions of this Certificate of Incorporation or the By-laws of the Corporation relating to the rights of the holders of any class or series of Preference Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than two-thirds of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting. Any vacancy in the Board of Directors resulting from any such removal may be filled by vote of a majority of the directors then in office, although less than a quorum, and any director or directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their Successors shall be elected and qualified or until their earlier death, resignation or removal.

         (C) Notwithstanding any other provision of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than two-thirds of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, this Article FOURTEENTH, but only if notice of the proposed alteration or amendment was contained in the notice of such meeting.

         (D) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be appointed by the Board of Directors among the three classes of directors so at to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         (E) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preference Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term or office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FOURTEENTH unless expressly provided by such terms."



Signed on November 20, 2002



/s/ Kevin W. Donnelly
--------------------------------
Name:  Kevin W. Donnelly
Title: Vice President,
       General Counsel and Secretary